EXHIBIT  11.1

STATEMENT OF COMPUTATION OF EARNINGS PER SHARE

	Three Months Ended		Three Months Ended
	June 30, 2008		June 30, 2007
	Shares	Earnings Per Share	Shares	Earnings Per Share
	(in Thousands)		(in Thousands)

Basic Weighted Average Shares Outstanding	7,198	$0.04	7,188	$0.38

Diluted
Average Shares Outstanding	7,198		7,188
Common Stock Equivalents	---		10

	7,198	$0.04	7,198	$0.38

	Six Months Ended		Six Months Ended
	June 30, 2008		June 30, 2007
	Shares	Earnings Per Share	Shares	Earnings Per Share
	(in Thousands)		(in Thousands)

Basic Weighted Average Shares Outstanding	7,195	$0.35	7,185	$0.72

Diluted
Average Shares Outstanding	7,195		7,185
Common Stock Equivalents	---		11

	7,195	$0.35	7,196	$0.72